CONSENT OF INDEPENDENT AUDITORS






We consent to the use of our reports dated January 28, 1999 on the financial statements of Franklin Large Cap Growth Investments Fund (formerly Franklin Growth Investments Fund), Franklin Small Cap Investments Fund, Mutual Shares Investments Fund, Templeton Asset Allocation Fund, Templeton Bond Fund, Templeton Developing Markets Fund, Templeton International Fund and Templeton Stock Fund, series of Templeton Variable Products Series Fund, which appear in the 1998 Annual Reports to Shareholders and which are incorporated herein by reference in the Registration Statement on Form N-14 of the Franklin Templeton Variable Insurance Products Trust as filed with the Securities and Exchange Commission.



                               /s/ MCGLADREY & PULLEN, LLP


New York, New York
December 16, 1999